Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

SECOND QUARTER 2008 RESULTS

Scott Depot, West Virginia, July 23, 2008 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the second quarter of 2008.

•	Revenue was up 34% at $277.9 million for the second quarter of 2008, compared to $208.1 million during the same period a year ago.

•

Adjusted EBITDA, or earnings before deducting interest expense, income taxes, depreciation, depletion, amortization and minority interest, was $53.4 million for the second quarter of 2008, compared to $11.3 million for the second quarter of 2007.

•

The Company reported net income of $12.6 million, or $0.07 per share on a diluted basis, in the second quarter of 2008, compared to a net loss of $10.2 million, or a loss of $0.07 per share on a diluted basis, for the same period in 2007.

•

These financial results include a $22.9 million pre-tax gain realized on an exchange of Eastern Kentucky coal reserves completed in June. The Company’s total coal reserve holdings increased by approximately one million tons as a result of this exchange.

“Both our operating and financial performance improved significantly in the second quarter,” said Ben Hatfield, president and CEO of ICG. “In fact, June results were the best in our company’s brief history. This quarter was the first reporting period to begin reflecting the positive effects of our new mine development projects, which have arrived on-line just in time to benefit from the current strength in the global coal market. Going forward, we expect that our strategic decision to develop these new mining complexes will yield substantial benefits.

“Likewise, we will continue to explore cost-effective means of expanding our production base to take advantage of the current market strength,” said Hatfield. “The acquisition of the Powell Mountain operation in May, and the planned fourth quarter purchase of a large surface-mining shovel spread to boost ICG Hazard output, are good examples of this growth strategy. The Powell Mountain operation is projected to add approximately 250,000 tons of production in 2008, and is expected to increase thereafter to approximately one million annual tons at full output. The Hazard shovel spread is expected to increase production by approximately 500,000 tons annually beginning in 2009.”

Hatfield continued, “We are also pleased with the results of our disciplined marketing strategy. During the second quarter, we reached agreements on 10 new term contracts with eight different customers, representing approximately 5.1 million tons of predominantly steam coal at average prices exceeding $105 per ton. The Company still retains sizeable open positions that allow for further forward sales in the currently strong pricing environment.

“We are mindful that the pricing benefits of this heated coal market will only translate to profit margin growth if we can manage the upward cost pressures, such as increased competition for scarce labor, higher fuel prices and increased trucking costs,” Hatfield noted. “However, ICG is proactively addressing those challenges. For example, our cornerstone operations—Sentinel, Beckley and the planned Tygart No. 1 complex—have direct mine-to-rail access, eliminating the need for expensive trucking. On the labor front, we have implemented several initiatives to attract and retain skilled workers, and are seeing positive results from those efforts. Going forward, cost containment will remain a key focus even as we enjoy an improved market environment.”

Six-Month Results

Revenues for the first six months of 2008 totaled $529.8 million compared to $436.4 million for the same period in 2007. The Company reported EBITDA of $68.0 million in the first six months of 2008 compared to $24.2 million in the first six months of 2007. Net income for the first half was $1.1 million, or $0.01 per share on a diluted basis, versus a loss of $18.3 million, or a loss of $0.12 per share on a diluted basis, for the same period in 2007.

Sales, Production and Reserves

ICG sold 4.9 million tons of coal during the second quarter of 2008 compared to 4.4 million tons of coal during the second quarter of 2007. Production totaled 4.6 million tons of coal in the second quarter of 2008 versus 4.2 million tons produced in the same period in 2007.

As of June 30, 2008, ICG controlled approximately 1.0 billion tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls 527 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geological analysis is completed.

Market Outlook and Committed Sales

Coal markets remained vibrant during the second quarter, and the forward outlook has improved since the first quarter of 2008. According to the Energy Information Administration (EIA), Eastern U.S. coal production is up only 0.7% through June 30, 2008 compared to the same period last year despite record price levels. Conversely, electricity generation is up nearly 1% year-to-date over last year. U.S. coal exports are up 57% through June 30, 2008, while coal imports are down 2% compared to the prior year. The EIA now projects U.S. exports to total 85 million tons for 2008, an increase of 27 million tons from 2007 levels. The Company expects that continued strong international demand, relatively high natural gas prices and continued robust steel prices will result in sustained pricing support through at least 2011.

•

For 2008, committed and priced sales are approximately 19.7 million tons or about 96% of planned shipments. Priced volume for 2008 averages $51.18 per ton, excluding freight and handling expenses, with approximately 35% of the unpriced tonnage being metallurgical coal.

•

For 2009, committed and priced sales are approximately 17.9 million tons or about 80% of projected shipments. Priced volume for 2009 averages $58.85 per ton, excluding freight and handling expenses, with approximately 35% of the unpriced tonnage being metallurgical coal.

•

For 2010, committed and priced sales are approximately 9.1 million tons or about 39% of projected shipments. Priced volume for 2010 averages $56.31 per ton, excluding freight and handling expenses, with approximately 21% of the unpriced tonnage being metallurgical coal.

Operational Update

•

The mine development pace at the new Beckley complex in Raleigh County, West Virginia, improved significantly in the second quarter. However, as noted in the Company’s first quarter 2008 earnings release, progress has been slowed by the regional shortage of skilled underground miners, and also by mine plan revisions designed to maintain the long-term integrity of the Beckley mine’s main entries. The Company now expects the Beckley operation to reach its targeted annual production rate of 1.4 million tons during the fourth quarter of 2008.

•

Production at the Sentinel complex in Barbour County, West Virginia increased 23% in the second quarter, compared to the first quarter of 2008. The complex is nearing its projected annual production rate of 1.5 million tons. Like Beckley, the Sentinel Mine production ramp-up has been slowed by the shortage of experienced labor.

•

On May 30, 2008, the Company expanded its geographical market and production base by acquiring the former Powell Mountain mining operations located in Lee County, Virginia, and Harlan County, Kentucky. The acquired assets include 29.0 million tons of leased coal reserves, a preparation plant and unit-train rail loadout, and an idle deep mine complex. At full production, this new operation is expected to produce and ship more than 1.0 million tons of coal annually for the compliance utility market and the high-volatile metallurgical market.

•

The Company’s ICG Hazard complex has entered into purchase arrangements to acquire a 44-cubic-yard O&K hydraulic shovel, five 240-ton Terex rock trucks, and other support equipment to significantly increase production at the existing East Mac & Nellie Surface Mine. Net production growth is expected to be 500,000 annual tons of steam coal. Initial equipment deliveries are expected to begin in fourth quarter 2008, and full production output is projected for first quarter 2009. Capital expenditures for this project are expected to total $35 million during late 2008 and early 2009.

Other Recent Developments

•

In June, 2008, the Company’s ICG Hazard and ICG Natural Resources subsidiaries concluded an exchange of coal reserves in Breathitt, Knott and Perry Counties, Kentucky, with a privately-held coal producer. ICG divested approximately 4.8 million tons of steam-quality coal reserves and 6.8 million tons of coal resources in exchange for approximately 5.8 million tons of steam coal reserves, 3.0 million tons of coal resources, and $3.0 million in cash. The Company recognized a $22.9 million pre-tax gain on this transaction. The Company expects to mine the properties it acquired within the next five years, while the properties conveyed were not projected for near-term mining.

•

ICG Eastern, LLC has been recognized as the recipient of the National Award for Excellence in Surface Coal Mining by the U.S. Department of Interior’s Office of Surface Mining. The award recognizes ICG Eastern’s Birch River mining complex, located near Cowen, West Virginia, for its innovative and environmentally progressive mine reclamation practices, which exceed both state and federal requirements for environmental stewardship. The National Award for Excellence is the latest of several awards recognizing ICG Eastern for its excellent safety and environmental performance. Within the last year, ICG Eastern received the Greenlands Award (the West Virginia Department of Environmental Protection’s most prestigious reclamation award), and the Kenes C. Bowling National Mine Reclamation Award from the Interstate Mining Compact Commission, which covers all the coal producing regions of the United States. ICG Eastern has earned these state and national awards while operating as one of the Company’s strongest and most consistent operational and financial performers.

Liquidity and Debt

As of June 30, 2008, the Company had $68.1 million in cash, up $13.9 million from March 31, 2008. Total debt as of June 30, 2008 was $416.0 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes. As of June 30, 2008, the Company had $28.4 million in available borrowing capacity under its credit agreement. Second quarter cash requirements included $55.0 million in capital expenditures.

On June 30, 2008, the Company announced that its $225.0 million of 9% Convertible Senior Notes became convertible at the option of the holders beginning July 1, 2008. The Company does not believe that a significant number of conversions are likely at this time, and to date has received no notices of exercise of conversion rights. The triggering of the conversion right is not expected to have a material effect on the Company’s financial position.

ICG’s capital requirements for the balance of 2008 relate largely to completion of the Beckley project, initial development of the Tygart No. 1 complex, and purchase of equipment for the Hazard shovel expansion.

Outlook

The Company is providing the following updated guidance:

•

For 2008, the Company expects to sell just over 20.0 million tons of coal. The average selling price is now projected to be $54.00 to $55.00 per ton, compared to the Company’s previous guidance of $51.00 to $52.50 per ton. The projected average cost per ton sold is now expected to be $45.00 to $47.00, excluding selling, general and administrative expenses. The Company expects coal production to be approximately 19.0 million tons, of which approximately 1.7 million tons are expected to be sold as metallurgical coal.

•

For 2009, the Company expects to sell 21.5 million to 22.5 million tons of coal. The Company is revising its price outlook for 2009, projecting that prices will average between $72.00 and $78.00 per ton, based on recent price indications and contracting activity, compared to the Company’s previous guidance of $58.00 to $63.00 per ton. Coal production is expected to total 20.5 million to 21.5 million tons, of which approximately 2.6 million tons are projected to be sold as metallurgical coal.

•

For 2010, the Company expects to sell 23.0 million to 24.0 million tons of coal. The Company anticipates that prices will average between $92.00 and $102.00 per ton. Coal production is expected to total 22.0 million to 23.0 million tons, of which 3.2 million tons are projected to be sold as metallurgical coal.

•	The Company’s updated outlook for its expected average coal pricing by region for 2008, 2009 and 2010 is as follows:

Region	2008 Forecast	2009 Forecast	2010 Forecast
CAPP	$57.50 - $58.50	$80.00 - $85.00	$98.00 - $108.00
NAPP	$58.00 - $59.00	$70.00 - $75.00	$95.00 - $105.00
ILB	$30.50 - $31.00	$32.00 - $33.00	$35.00 - $ 37.00
Average	$54.00 - $55.00	$72.00 - $78.00	$92.00 - $102.00

•	Coal exports in 2008 are now projected to total approximately 3.1 million tons, consisting of approximately 1.4 million tons of metallurgical coal and approximately 1.7 million tons of thermal coal.

•

Capital expenditure guidance has been increased to reflect the Hazard shovel project expansion. The Company now expects capital expenditures to total approximately $179 million in 2008 and $205 million in 2009.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers, contractors and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; the ability to obtain and maintain all necessary governmental permits and authorizations; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of goodwill and long-lived assets; the ongoing effect of the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls; and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2007 Annual Report on Form 10-K and in our subsequent filings on Form 10-Q, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

# # #

For more information, contact: Ira Gamm, Vice President – Public and Investor Relations, at (304) 760-2619.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Coal sales revenues	$253,109	$188,033	$479,713	$400,993
Freight and handling revenues	11,870	4,571	23,153	9,601
Other revenues	12,906	15,446	26,944	25,770

Total revenues	277,885	208,050	529,810	436,364
Costs and expenses:
Cost of coal sales	217,656	175,282	426,460	369,431
Freight and handling costs	11,870	4,571	23,153	9,601
Cost of other revenues	9,222	11,351	18,157	19,539
Depreciation, depletion and amortization	24,694	21,794	46,651	42,970
Selling, general and administrative	10,108	8,214	18,634	16,842
Gain on sale of assets, net	(24,391)	(2,312)	(24,602)	(2,354)

Total costs and expenses	249,159	218,900	508,453	456,029

Income (loss) from operations	28,726	(10,850)	21,357	(19,665)
Interest and other income (expense):
Interest expense, net	(8,201)	(5,870)	(20,182)	(12,201)
Other, net	—	310	—	872

Total interest and other expense, net	(8,201)	(5,560)	(20,182)	(11,329)

Income (loss) before income taxes and minority interest	20,525	(16,410)	1,175	(30,994)
Income tax (expense) benefit	(7,899)	6,162	(88)	12,317
Minority interest	2	14)	(5)	375

Net income (loss)	$12,628	$(10,234)	$1,082	$(18,302)

Other Data:
Adjusted EBITDA (a)	$53,420	$11,254	$68,008	$24,177
Earnings per share:
Basic	$0.08	$(0.07)	$0.01	$(0.12)
Diluted (b)	$0.07	$(0.07)	$0.01	$(0.12)
Weighted average shares - basic	152,550,960	152,239,527	152,499,812	152,186,028
Weighted average shares - diluted (b)	168,529,748	152,239,527	168,168,663	152,186,028

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion, amortization and minority interest. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA for the following purposes: our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss appears at the end of this press release.

(b)	The diluted weighted-average shares for the three and six month periods ended June 30, 2008 include the estimated dilutive impact of our 9% Convertible Senior Notes due 2012. This estimate is based upon share data through July 22, 2008. The actual dilutive impact will be finalized with share data through July 29, 2008 in our filing on Form 10-Q for the quarter ended June 30, 2008.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,086	$107,150
Accounts receivable	113,951	83,765
Inventories, net	43,956	40,679
Deferred income taxes	7,573	5,000
Prepaid expenses and other	27,575	28,610

Total current assets	261,141	265,204
Property, plant, equipment and mine development, net	1,023,967	974,334
Debt issuance costs, net	12,235	13,466
Advanced royalties, net	13,677	14,661
Goodwill	30,237	30,237
Other non-current assets	5,582	5,661

Total assets	$1,346,839	$1,303,563

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,705	$70,042
Current portion of long-term debt	5,402	4,234
Current portion of reclamation and mine closure costs	7,333	7,333
Current portion of employee benefits	2,925	2,925
Accrued expenses and other	80,696	62,723

Total current liabilities	169,061	147,257
Long-term debt	410,620	408,096
Reclamation and mine closure costs	80,955	78,587
Employee benefits	59,864	55,132
Deferred income taxes	54,433	52,355
Below-market coal supply agreements	48,023	39,668
Other non-current liabilities	5,321	8,062

Total liabilities	828,277	789,157
Minority interest	40	35
Stockholders’ equity
Common stock	1,532	1,530
Additional paid-in capital	642,095	639,160
Accumulated other comprehensive income	(5,771)	(5,903)
Retained deficit	(119,334)	(120,416)

Total stockholders’ equity	518,522	514,371

Total liabilities and stockholders’ equity	$1,346,839	$1,303,563

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(in thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$1,082	$(18,302)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	46,651	42,970
Compensation expense on restricted stock and options	2,377	2,697
Minority interest	5	(375)
Amortization of deferred finance costs	1,414	1,278
Gain on sale of assets, net	(24,602)	(2,354)
Deferred income taxes	(17)	(16,570)
Provision for bad debt	(522)	522
Amortization of accumulated post-retirement benefit obligation	214	88
Changes in assets and liabilities:
Accounts receivable	(29,304)	3,828
Inventories	(3,277)	(12,953)
Prepaid expenses and other	1,156	8,933
Other non-current assets	823	(1,060)
Accounts payable	258	4,070
Accrued expenses and other	17,841	7,336
Reclamation and mine closure costs	(1,125)	3,744
Other liabilities	1,990	2,908

Net cash from operating activities	14,964	26,760
Cash flows from investing activities:
Proceeds from the sale of assets	3,819	4,663
Additions to property, plant, equipment and mine development	(54,973)	(74,943)
Cash paid related to acquisitions, net	(558)	(6,939)
Withdrawals of restricted cash	14	499

Net cash from investing activities	(51,698)	(76,720)
Cash flows from financing activities:
Borrowings on short-term debt	—	553
Repayments on short-term debt	—	(15,492)
Borrowings on long-term debt	—	65,000
Repayments on long-term debt	(2,147)	(1,330)
Debt issuance costs	(183)	(1,047)

Net cash from financing activities	(2,330)	47,684

Net change in cash and cash equivalents	(39,064)	(2,276)
Cash and cash equivalents, beginning of period	107,150	18,742

Cash and cash equivalents, end of period	$68,086	$16,466

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$12,628	$(10,234)	$1,082	$(18,302)
Depreciation, depletion & amortization	24,694	21,794	46,651	42,970
Interest expense, net	8,201	5,870	20,182	12,201
Income tax expense (benefit)	7,899	(6,162)	88	(12,317)
Minority interest	(2)	(14)	5	(375)

Adjusted EBITDA	$53,420	$11,254	$68,008	$24,177

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

OPERATING STATISTICS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 and 2007 (Unaudited)

(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended June 30, 2008:
Tons sold	3,004	1,075	543	236	4,858
Coal sales revenues	$166,933	$59,776	$16,195	$10,205	$253,109
Cost of coal sales	$146,060	$51,919	$12,675	$7,002	$217,656
Coal sales revenue per ton (a)	$55.57	$55.61	$29.83	$43.24	$52.10
Cost of coal sales per ton (a)	$48.62	$48.30	$23.34	$29.67	$44.80
For the three months ended June 30, 2007:
Tons sold	2,788	764	505	388	4,445
Coal sales revenues	$128,196	$27,666	$15,059	$17,112	$188,033
Cost of coal sales	$113,251	$34,135	$11,717	$16,179	$175,282
Coal sales revenue per ton (a)	$45.98	$36.21	$29.82	$44.10	$42.30
Cost of coal sales per ton (a)	$40.62	$44.68	$23.20	$41.70	$39.43
For the six months ended June 30, 2008:
Tons sold	5,886	2,051	1,143	628	9,708
Coal sales revenues	$313,725	$104,997	$34,089	$26,902	$479,713
Cost of coal sales	$279,240	$97,079	$28,626	$21,515	$426,460
Coal sales revenue per ton (a)	$53.30	$51.19	$29.82	$42.84	$49.41
Cost of coal sales per ton (a)	$47.44	$47.33	$25.04	$34.26	$43.93
For the six months ended June 30, 2007:
Tons sold	5,640	1,626	1,038	1,122	9,426
Coal sales revenues	$259,906	$58,000	$30,985	$52,102	$400,993
Cost of coal sales	$228,253	$73,976	$24,395	$42,807	$369,431
Coal sales revenue per ton (a)	$46.08	$35.67	$29.85	$46.44	$42.54
Cost of coal sales per ton (a)	$40.47	$45.50	$23.50	$38.15	$39.19

(a)	“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.